Exhibit 5.1

February 24, 2026

MGE Energy, Inc.
133 South Blair Street
Madison, Wisconsin 53788

Ladies and Gentlemen:

We have acted as counsel to MGE Energy, Inc., a Wisconsin corporation (the “Company”), in connection with the issuance and sale by the Company from time to time of shares of common stock, par value $1 per share, of the Company (“Common Stock”), having an aggregate gross sales price of up to $100,000,000 (the “Shares”), covered by the Registration Statement on Form S-3 (File No. 333-293693) (the “Registration Statement”), originally filed by the Company with the Securities and Exchange Commission (“SEC”) on February 24, 2026, under the Securities Act of 1933, as amended (the “Act”), a base prospectus dated February 24, 2026 included in the Registration Statement (the “Base Prospectus”) and a prospectus supplement filed with the SEC on February 24, 2026 pursuant to Rule 424(b) under the Act (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”). The Shares are to be sold by the Company pursuant to an Equity Distribution Agreement dated February 24, 2026 (the “Distribution Agreement”) among the Company and the Managers named therein.

For the purpose of expressing the opinions in this letter, we have examined and relied upon a copy of the Registration Statement, the exhibits filed therewith, the Prospectus and the Distribution Agreement. In this connection, we have examined or caused to be examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of all such records of the Company and others as we have deemed necessary or appropriate as a basis for the opinions set forth herein. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents. We are also familiar with the Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws of the Company and all amendments thereto and resolutions of the Board of Directors of the Company relating to the issuance of the Shares, the Registration Statement and the Prospectus.

February 24, 2026

As to any facts material to the opinions expressed herein which were not independently established or verified by us, we have relied upon statements and representations of certain officers and other representatives of the Company and others.

Based upon the foregoing, we are of the opinion that:

1.
The Company is validly existing under the laws of the State of Wisconsin.
2.
The issuance and sale of the Shares pursuant to the Distribution Agreement have been duly authorized by the Company, and such Shares will be validly issued, fully paid and non-assessable when certificates representing such Shares shall have been duly executed, countersigned and registered and duly delivered to the purchasers thereof against payment of the agreed consideration therefor in an amount not less than the aggregate par value thereof or, if any such Shares are to be issued in uncertificated form, the Company’s books shall reflect the issuance of such Shares to the purchasers thereof against payment of the agreed consideration therefor in an amount not less than the aggregate par value thereof, in each case in accordance with the Distribution Agreement.

In providing this opinion, we have assumed that, at the time of issuance, sale and delivery of any of the Shares, that:

•
The Shares being offered will be issued and sold as contemplated in the Registration Statement and the Prospectus;
•
The Shares being offered will be issued and sold in conformance with resolutions of the Company’s Board of Directors previously adopted on February 20, 2026.
•
The Shares issued pursuant to the Distribution Agreement will not, when combined with previous issuances of shares of Common Stock of the Company, result in the Company having issued more than 75 million shares of Common Stock;
•
The authorization by the Company of the transactions described above and the instruments, agreements and other documents entered into and to be entered into by the Company as described above will not have been modified or rescinded, and there will not have occurred any change in law affecting the validity, legally binding character or enforceability of any such agreements, instruments or other documents; and

February 24, 2026

•
The Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws of the Company, each as currently in effect, will not have been modified or amended and will be in full force and effect.

This opinion letter is limited to the laws of the State of Wisconsin. We do not find it necessary for the purposes of such opinions to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of, the various states or the District of Columbia as to the Shares. We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K dated February 24, 2026 and to all references to our firm included in or made part of the Prospectus and the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act or the related rules promulgated by the SEC.

Very truly yours,

/s/ STAFFORD ROSENBAUM LLP